EXHIBIT 99.1

AMENDMENT ONE 2005 INTERNATIONAL BANCSHARES CORPORATION STOCK OPTION PLAN

AMENDMENT ONE

2005 INTERNATIONAL BANCSHARES CORPORATION

STOCK OPTION PLAN

WHEREAS, INTERNATIONAL BANCSHARES CORPORATION (the “Company”) adopted the 2005 INTERNATIONAL BANCSHARES CORPORATION STOCK OPTION PLAN (the “Plan”), on April 1, 2005;

WHEREAS, on February 20, 2008, the Company’s Board of Directors determined that it is in the best interests of the Company to amend the Plan to increase the number of shares of Company common stock available under the Plan by 300,000 shares and the Board recommended shareholder approval of an amendment to the Plan reflecting this change (this “Amendment One”);

WHEREAS, the Company issued stock dividends on May 2, 2005 and May 21, 2007, and pursuant to the anti-dilution provisions of Section 3.03 of the Plan the 380,000 shares originally available under the Plan were adjusted to 522,500 shares, which amount when added to the 300,000 additional shares will result in 822,500 shares of Company common stock being available under the Plan:

WHEREAS, on May 19, 2008, the shareholders of the Company approved this Amendment One;

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended by replacing the existing Section 3.01 in its entirety as follows, effective May 19, 2008, and all other provisions of the Plan not directly affected by this Amendment One shall remain in full force and effect:

3.01        Limitations.  Subject to Section 3.02 and the adjustments pursuant to the provisions of Section 3.03 hereof, the number of shares of Stock covered by Options which may be granted hereunder to Participants under all Options shall not exceed Eight  Hundred Twenty-two Thousand Five Hundred (822,500) shares.  The shares of Stock which may be issued by the Company upon exercise of an option may be issued out of the Company’s authorized and unissued shares of Stock or reaquired shares of Stock (treasury stock).

IN WITNESS WHEREOF, this Amendment One is executed on the 4th day of June, 2008.

INTERNATIONAL BANCSHARES
CORPORATION

By:	/s/ Dennis E. Nixon
Dennis E. Nixon
President and Chairman of the Board